Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116864 (as amended by Post-Effective Amendment No.1), 333-143164, 333-159422 (as amended by Post-Effective Amendment No. 1), 333-159458 and 333-190253 on Form S-8 of our reports dated February 17, 2015, relating to the financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabela’s Incorporated and Subsidiaries for the year ended December 27, 2014.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 17, 2015